SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-SB


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
            OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         Cyber Mark International Corp.
        (Exact Name of Small Business Issuer as Specified in Its Charter)


Delaware                                              N/A
-----------------------                 --------------------------------------
(State of Incorporation)                (Issuer's I.R.S. Employer I.D. Number)


95 West Beaver Creek, Units 8 and 9
Richmond Hill, Ontario, Canada                               L4B 1H4
----------------------------------------                    ----------
(Address of principal executive offices)                    (Zip Code)

                                 (905) 707-3441
                 ----------------------------------------------
                (Issuer's Telephone Number, Including Area Code)


        Securities to be registered pursuant to Section 12(b) of the Act:
                                      None



        Securities to be registered pursuant to Section 12(g) of the Act:
                    Common Stock, $.0001 par value per share



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ITEM 1.  DESCRIPTION OF BUSINESS

Introduction

         The Company, through its wholly owned subsidiary, The CM300 Corporation, manufacturers virtual reality equipment and develops games for use with its equipment. The two main products currently manufactured and sold by the Company are the Cobra Immersive Virtual Reality System ("Cobra System") which includes up to six different games and the Virtual Speedway 300 ("Virtual Speedway"). Uniquely the Company designs and assembles the hardware, creates the games for use with its hardware, writes the software for the operation of its hardware and games and offers remote technical support.

         Virtual reality is an emerging technology which attempts to fully immerse the user in an interactive computer generated environment. The participant in a virtual reality experience interacts with the system through a series of sophisticated sensors which are both input and output devices. Input devices include data gloves which track hand positions and configurations and body suits which sense the entire orientation of the virtual reality participant. Output devices include complex head mounted displays and surround-sound audio systems. The result is an illusion to the participant that he is surrounded by three-dimensional computer generated objects.

         From its initial beginnings, merely thirty years ago, virtual reality is evolving into many applications including those in the fields of industry, architecture, medicine, science and entertainment. The Company believes that virtual reality technology is developing in a manner similar to the personal computer where it was initially thought there were limited applications and purposeful for only limited tasks. Although entertainment promises the most potential, the Company believes that many other uses will be developed as the technology is refined and more readily available at commercially competitive prices.

         At this time the market for virtual reality products is limited. The recent bankruptcy of a major producer of a virtual reality entertainment system has caused disruption in the market, and the acceptance of virtual reality in the commercial entertainment setting. Although the Company believes there is commercial and entertainment viability for virtual reality, there is uncertainty about the prospects of this industry.

Products and Services

         The principal products of the Company are the Cobra System and the related six games and the Virtual Speedway.

Cobra System

         The Cobra System is an immersive virtual reality system generated by computer. The Company has developed a second generation system that it is currently marketing. The Cobra System pod incorporates a cross platform capability which allows it to use PC based games adapted from systems such as Nintendo 64, Sony and Sega. The pod uses 18 1/2 square feet of space and weighs about 150 pounds. It is constructed from modular parts making it portable and easily repairable. The pod is designed with built in instructional videos and token, card, coin or bill verification to reduce the need for dedicated operational personnel for each or a limited number of pods as is the case with many competing products. The Company has been selling the Cobra System and its


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earlier versions since 1996, and the current average selling price of a Cobra
System is approximately $10,000.

         The six games currently available for use with the Cobra System are:
Terminal Velocity; Descent II; Duke Nukem; Quake; Rise of the Triads; and Blood. Because maintaining and expanding the variety of games available for use in this type of entertainment equipment is essential to their continued appeal, the Company devotes substantial resources to developing various game applications. It is anticipated that it will develop additional games for use on the Cobra System as demand and sales increase.

Virtual Speedway

         The Virtual Speedway is a real time virtual reality (as opposed to computer generated) system based on miniature models and motion video. To achieve a true sense of motion and involvement, a virtual race, the Virtual Speedway uses a miniature race track measuring 40 by 20 feet. Up to six race cars, built to scale, are equipped with miniature television cameras and transmitters to replicate the kind of television coverage in use at race tracks. Next to the track, there are six control consoles equipped with a steering wheel, accelerator and reverse pedals and a head mounted device with reception capability and optics. The player's view, from the car mounted camera, "literally" places the participant inside the car as they race around the track. The Virtual Speedway is fully developed and was commercially available for the first time in November 1997. The current average selling price of a Virtual Speedway system is approximately $90,000.

         The Company is in the process of developing a remote system to be used with the Virtual Speedway. The planned remote system, as yet untested in real-time situations, will enable players to race against each other from remote, off-site locations. the tracks, cars and computer will be situated in one central location. Up to 24 control consoles (play stations) per track will be dispersed throughout specific geographic territories in bars, entertainment centers, theaters and the like. any remote station can participate in any race.

Markets

         The principal markets for the Cobra System are amusement arcades and family entertainment centers of which there are approximately 6,500 amusement arcades and 2,500 family entertainment centers in Canada and the United States. The principal markets for the Virtual Speedway will be amusement parks, theme parks, shopping malls, bars and major exhibitions as well as amusement arcades and family entertainment centers. The Company generally sells more than one unit for use at each of the parks and centers. The Company has installed Cobra Systems in Canada, the United States, Denmark, Hungary, Ukraine, Lebanon, Brazil, Peoples Republic of China, Hong Kong, Malaysia and Guam. To date the Company has installed one Virtual Speedway system in the United States but anticipates that its market will be as internationally widespread as the Cobra System.

         In the recent past, the Company has experienced slow acceptance of its virtual reality products. In 1997-1999, sales were impacted by the bankruptcy of a major producer of a virtual reality entertainment system which raised questions in the market as to the viability of virtual reality in commercial and entertainment settings. The Company has responded to this by developing a second generation of the Cobra System and improving the related programming. Although the Company believes there are market opportunities for virtual reality products


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and its Cobra System and Virtual Speedway, there can be no assurance that the
Company will achieve market acceptance of its products, especially in light of the recent market disruptions.

         The Company has shown its products at trade shows and similar venues. The Company derives exposure and sales, including beta testing sales, from participation in these venues.

         The Company seeks to create brand recognition for its group of products through advertising in appropriate trade publications and participating in trade show exhibitions. Marketing is oriented towards the entertainment industry primarily using in-house personnel. The Company researches potential markets to establish whether basic criteria are met. As is the case with retail establishments, demographic data, site assessment and competitive review are essential to the success of the product. The Company products are installed using both lease and revenue sharing arrangements and sales to end users.

Manufacturing

         The Company's products are manufactured from a large number of components, approximately 85% of which are commercially available parts and the remainder of which are designed and manufactured to the Company specifications by outside manufacturers. The Company's policy is to maintain more than one source for each of its major components, to the extent possible, although certain suppliers are currently the sole source of one or more items. No assurance can be given that the necessary components will be available from the current sources.

         The Company employs its own programmers to maintain quality control. From time to time, the Company may outsource some programming. In the past, some outsourcing of programming has not resulted in quality levels needed for its products; thus, the Company does not anticipate outsourcing except in special circumstances.

         The Company offers on-line diagnostic capability for servicing world-wide. The use of modular construction and an open architecture of non-proprietary parts make repairs easy and quick. The Company also believes that its products are better constructed than those of its competitors resulting in longer useful lives and less repair problems.

Research and Development

         The Company expensed $229,066 on research and development activities in 1998 and no amount in 1997. These expenses were for the purpose of developing the second generation Cobra System. The Company has budgeted to spend approximately $200,000 in 1999, but this amount will depend on sales improving and obtaining financing, among other things. To the extent that revenues are not sufficient and outside financing is not available, research and development expenses will be reduced or curtailed, which will significantly affect product enhancement and development. This may also have a subsequent adverse impact on product sales and revenues.

Competition

         The Company's products compete directly with video games and similar amusement arcade and park entertainments. Entities that the Company competes with include Sega, Midway, Nintendo and Atari. These and other entities with competing products have substantially greater financial resources, manufacturing and marketing capabilities, research and development staff and production facilities than those of the Company. No assurance can be given that these


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competitors and potential competitors will not develop technology and/or products that will be as or more advanced and affordable than those of the Company. The Company competes on the basis of price, its program of development of new games and the quality of its products which result in longer useful lives and higher profit margins. In addition, the Company products generally require no operational staff, resulting in substantial savings for the entertainment facility which is another competitive factor.

Employees

         The Company currently has 11 employees, of which two are senior executives, three are programmers, two are supervisors and four are assembly technicians.


ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

         When used in this Form 10 and in future filings by the Company with the Securities and Exchange Commission, the words or phrases "will likely result," "management expects," or "The Company expects," "will continue," "is anticipated," "estimated" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. These statements are subject to risks and uncertainties, some of which are described below. Actual results may differ materially from historical earnings and those presently anticipated or projected. The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated events or circumstances occurring after the date of such statements.

Selected Financial Data

         Because the Company continues to develop its products and is still in the earlier stages of its marketing, selected financial date would not be meaningful. Reference is made to the financial statements of the Company included elsewhere in the document.

Sales

         The Company had sales of $434,107 for fiscal year 1997 and sales of $288,873 for fiscal year 1998. The decline in sales was the result of dislocation in the market for virtual reality entertainment products caused by the bankruptcy of a major producer. This bankruptcy caused some to question whether virtual reality will be a viable entertainment medium. As a result of the business failure, there was substantial discounting of its existing inventory which affected the Company's ability to sell and maintain the selling price of the Cobra System. To offset this unfavorable market condition, the Company began development of the second generation of the Cobra System. The marketing efforts of the Company were curtailed while research and development were undertaken for the new system.

         For the six months ended June 30, 1999 the Company had sales of $189,035 compared to sales of $123,183 for the corresponding period in fiscal year 1998. The increase in sales in 1999 is the result of being able to offer the second generation of the Cobra System that had been developed during 1998


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and early 1999. The Company believes that aggregate sales should continue to increase in the near term as the second generation Cobra System is marketed and as there is completion of certain software for its products, expected to occur in August 1999. Of course, because of the need to achieve market acceptance and the possibilities of delays in achieving development targets, there can be no assurance that sales will continue to improve and the Company will become profitable in the near term.

Cost of Sales

         The cost of sales for fiscal year 1997 was $138,395 and for fiscal year 1998 was $170,381. The cost of sales for the six months ended June 30, 1999 was $68,796 compared to a cost of sales for the corresponding period in the prior fiscal year of $17,055.

Expenses

         The expenses of the Company for fiscal year 1997 were $364,015 and for fiscal year 1998 were $673,448. The principal increase in expenses is the increase in research and development for new products to be offered by the Company and for improvements to existing products. The increase in expenses also resulted from increased wages and benefits due to additional employees, professional fees, interest expense, rent and office expense, and provision for bad debts. There were some savings in certain categories of expenses, but these were insufficient to off set the increase in other expenses. The expenses related to administration and general expenses increased because of the Company's move to new premises.

         For the six months ended June 30, 1999, expenses were $293,476 compared to $171,279 for the corresponding period in the prior fiscal year. The reasons for the increase were generally the same as for the change from 1997 to 1998.

         In fiscal year 1998 the Company expensed $229,066 for research and development. The Company had no research and developmental expenses in fiscal year 1997. For the six month period ended June 30, 1999 the Company had $27,768 in research and development expenses compared to no research and development expenses for the corresponding period in the prior fiscal year. For the six months ended June 30, 1999 they were related to the continued development and testing of the second generation of the Cobra System.

Losses

         The Company had a loss of $45,107 for fiscal year 1997 and $524,793 for fiscal year 1998. The principal reasons for the significant increase in losses was the reduced sales and other income, increased general and administrative expenses and the expenses of research and development. The net loss per share increased for the same periods from $.01 to $.06, however, there were additional shares outstanding for the later period. The Company had a loss of $117,437 for the six months ended June 30, 1999 compared to $139,113 for the corresponding period for the prior year. The principal reason for the decrease in the losses of the Company is the increase in sales of the second generation of the Cobra Systems.

Liquidity and Capital Requirements

         The working capital of the Company at December 31, 1998 was $266,915 and $197,479 at June 30, 1999. The Company had cash and cash equivalent assets of $ 106,865 at December 31, 1998 and nil at June 30, 1999. Since June 30, 1999,



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the Company has received seasonal summer revenues from Cobra Systems at an amusement part in New Jersey and made additional sales of the Cobra System. Both of these have been providing cash to the Company since June 30, 1999. The working capital requirements of the Company has been funded by the sale of securities from time to time, borrowings (including bank overdrafts) and revenues from sales. During 1998 the Company sold an aggregate of $720,977 worth of common stock for cash and conversion of debt of the Company. The proceeds of these sales were used to fund losses and for developmental activities.

         At December 31, 1998 the Company had aggregated debt and loans from shareholders of $258,605. The interest expense of the outstanding debt during fiscal year 1998 was $42,580. The aggregate debt and loans from shareholders at June 30, 1999 was $224,881 and interest expense for the six months then ended was $15,769.

         Of the outstanding debt, $131,483 at December 31, 1999 and $119,511 at June 30, 1999 was a business development loan from The Business Development Bank of Canada. This loan bears interest at the rate of 5% above the floating base interest rate charged by the bank. The loan is repayable at the rate of $2,739 per month and matures June 2002. The Company must also pay a royalty to the bank of .1942% per annum, until June 2002 which aggregated $4,190 in fiscal year 1998 and $2,775 for the six months ended June 30, 1999. This loan is secured by a pledge of all the assets of CM300 and shareholder guarantees.

         The Company has a term loan with the Royal Bank of Canada. The outstanding principal amount at December 31, 1998 was $59,785 and at June 30, 1999 was $43,285. The Company pays interest at 3% over the bank's prime rate, and the loan matures in May 2000. This loan is secured by a general pledge of the assets of CM300 and shareholder guarantees.

         The Company is negotiating interim and long term financing which is anticipated to be through private placements of debt securities and warrants to purchase common stock. The Company believes the private placements will be with individual investors who are "accredited investors." The terms of these arrangements are still being negotiated and are contingent on many factors, including determination of the final terms, due diligence by the purchasers, regulatory compliance and obtaining the commitment of the investors. Funding is also dependent on the business and financial prospects of the Company. No assurance can be given that the Company will obtain any portion or all of these funds.

         The Company requires additional financing to continue to develop its business. Principally funds are required for product research and development, manufacturing and production, marketing activities and operational losses. If the Company does not increase its income or obtain funding, it will not be able to continue its business. Management cannot determine how long the Company will require to fund operational losses and its other activities with funds from the sale of securities and credit arrangements. Management believes the amount of funds required now and in the future will be substantial. Except as discussed above, the Company currently has no regular sources of financing, including bank or private lending sources, or equity capital sources. No assurance can be given that the Company will be able to develop sources of financing in the future when funds are needed or on acceptable terms.





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                                      7
Year 2000

Overview

         The Company has evaluated the potential impact of the situation commonly referred to as the "Year 2000 Issue". Y2K concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. Many of the world's computer systems currently record years in a two-digit format. These computer systems will be unable to property interpret dates beyond the year 1999, which could lead to business disruptions in the U.S. and internationally. The potential costs and uncertainties associated with Y2K will depend on a number of factors, including software, hardware and the nature of the industry in which a company operates.

Accounting Systems and Production Equipment

         Because the Company has begun operations during 1996 when the issues of Y2K were being recognized, management believes that the computer programs it purchases are Y2K compliant. Management has made an informal assessment of its computer programs and the products its purchases for use in its Cobra System and Virtual Speedway, and at this time, management believes that it does not have any assets with embedded computer chips or programs that will be affected by the Y2K issues. Generally, many of the programs and products used by the Company do not rely on dating elements, thus, management does not believe that its products will be affected by Y2K issues.

Other Entity Compliance

         The Company does not engage in electronic data interchange with other entities on any significant basis. Therefore, management believes it does not have a significant Y2K exposure directly from other entities and their failure to be Y2K compliant. Tangently, however, the failure of other entities to be Y2K compliant may cause the Company issues, none of which are yet apparent to management.

Contingency Planning

         Management does not have a contingency plan for its computer systems that may be found not to be Y2K compliant. Management does not have a contingency plan in the event a critical service, supplier or customer will not be Y2K compliant. Cost of Year 2000 Compliance

         The Company has not spent any amount on Y2K compliance. It does not expect to have to spend any material amount on Y2K compliance in the future.


Item 3.  DESCRIPTION OF PROPERTY

Executive Offices

         The executive office is located at 95 West Beaver Creek Road, Units 8 & 9, Richmond Hill, Ontario, Canada L4B 1H4 and its telephone number is (905) 707-3441. The Company rents this space for its offices and manufacturing/assembly facilities. The Company lease expires in February 2000


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and is committed to paying $27,276 per year. The Company believes that its current office and other facilities are adequate to meet its needs into the near future.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of July 1, 1999 based on information obtained from the persons named below. With respect to the beneficial ownership of shares of the common stock of the Company by (1) each person known to be the owner of more than 5% of the outstanding shares of common stock, (2) each director and (3) all executive officers and directors as a group.
                                                Number of
                                                Shares of          Percent of
                                                common stock       Ownership of
                                                Beneficially*      common stock
Name of Beneficial Owner                            Owned          Outstanding
---------------------------                     ------------       -----------
Samuel Singal. . . . . . . . . . . . . . .       4,130,000(1)         67.7%
Chancery Corporate Services. . . . . . . .       1,000,000(2)         16.4%
Directors and officers as a group (3 persons).   4,650,000(3)         73.6%


* Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1) The address for Mr. Singal is care-of Cyber Mark International Corp. at 95 West Beaver Creek, Units 8 and 9, Richmond Hill, Ontario, Canada L4B 1H4.

(2) The address for Chancery Corporate Services ("CCS") is Nassau, Bahamas. CCS is the corporate trustee with full voting and dispositive authority for the trusts which own Tinto Inc. and Dungavel Inc. Each of Tinto Inc. and Dungavel Inc. own 500,000 shares of Common Stock.

(3) Includes 200,000 shares of common stock under currently exercisable options and excludes 200,000 shares of common stock under options which vest in the future.


ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The sole directors and officers of the Company is:



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Name                   Age       Position

Samuel Singal           51       Chairman of the Board and Chief  Operating
                                 Officer and sole director

Joseph Byck             67       Treasurer

Monika Runge            24       Secretary

        Mr. Samuel Singal founded the Company's principal subsidiary, CM300 in 1996 and the Company in 1998 as a holding company. Mr. Singal has been the Chairman and Chief Operating Officer of the Company since 1998 and the President of CM300 since 1996. From 1994 until 1996, Mr. Singal was employed at Cybermind Systems, where he held the position of President.

        Mr. Joseph Byck has been the Marketing Director of CM300, the Company's principal subsidiary, since 1996. Mr. Byck has been the Treasurer of the Company since July 1999. From 1994 to 1999, Mr. Byck was the president of Herbs International Corp., a company that manufacturers specialty herbal products related to the neutralizing effects of alcohol.

        Ms. Monika Runge has been employed by CM300 since February 1999. From February 1997 to date Ms. Runge has been a student for a degree in business administration at York University, Ontario and from September 1996 to February 1997 she was a student at Trinity Western University in British Columbia. From May 1994 to September 1996, Ms. Runge held various positions with Cybermind Canada Inc.

Board Meetings and Committees

        During the fiscal year ended December 31, 1998, the board of directors met on three occasions and took written action on ten occasions. All the members of the board of directors attended the meetings. The written actions were by unanimous consent. The board of directors has established no committees. Directors serve for a term of one year after election or until their earlier resignation or their successor is elected or appointed and qualified.

ITEM 6.  EXECUTIVE COMPENSATION

Executive Compensation

        The Company currently does not pay any salaries to Messrs. Singal or Byck. The Company pays a monthly salary of $1,280 to Ms. Runge. None of the executive officers is employed under a written contract of employment.

        Mr. Byck was granted an option to purchase an aggregate of 400,000 of Common Stock on August 5, 1998. This option vested as to 200,000 shares of Common Stock on December 31, 1998 and will vest as to 100,000 shares of Common Stock on each of December 31, 1999 and 2000. The vested portion of the option is exercisable at $.50 per share. The options that vest December 31, 1998 are exercisable at $1.00 per share, and the options that vest December 31, 2000 are exercisable at $1.25 per share. The exercise period is three years from vesting.



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Remuneration of the Board of Directors

        A director who is an employee does not receive any compensation as a director. There is no plan in place for compensation of persons who are directors who are not employees of the Company.

Keyman Life Insurance

        The Company does not own life insurance covering the death of any officer, director or key employee.

1998 Stock Option Plan

        The Company has a Performance Equity Plan which provides for the issuance of stock-based awards for up to 260,000 shares of Common Stock. The awards under this plan may be granted separately or together with other awards. The awards include incentive and non-incentive stock options, stock bonuses and cash payment awards. Incentive stock options may only be granted to persons who are employees of the Company. Other forms of awards may be granted to consultants, directors, employees and officers of the Company. The Company has not granted any options under this plan.

Other Stock Options

        On August 25, 1998, the Company granted options to purchase an aggregate of 90,000 shares of Common Stock to five employees. Each of these options is exercisable at $1.00 per share until August 25, 2001. Each options is a non-incentive option.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        None.


ITEM 8.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        The authorized capital stock consists of 10,500,000 shares of capital stock of which 10,000,000 shares are common stock, $0.0001 par value and 500,000 shares are preferred stock, $0.001 par value. There are 6,104,300 shares of common stock issued and outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of any preferred stock that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares, which means that the holders of more than 50% of such



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outstanding shares, voting at an election of directors can elect all the directors on the board of directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the directors. All outstanding shares of common stock are, and when issued, the shares of common stock offered hereby, are fully paid and non-assessable.

Preferred Stock

        The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent stockholders from receiving the maximum value for their shares. The Company has no present intention to issue any shares of its preferred stock. However, there can be no assurance that preferred stock of the Company will not be issued at some time in the future.

Stock Transfer Agent

        The stock transfer agent for the common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, Telephone 212/509-4000.


                                     PART II


ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

        The common stock of the Company is not traded on any stock exchange, any NASDAQ Stock Market medium or the "pink sheets". Consequently, there is no public market for the common stock and no market price data to report. The Company intends to obtain inclusion on the OTC Bulletin Board in the future, but there can be no assurance that the common stock will be included in the trading medium. Even if inclusion in the OTC Bulletin Board is achieved, there is no assurance that the common stock will be actively traded. Therefore, there can be no assurance that there will be liquidity in the common stock.

Holders

         As of July 1, 1999, there were 39 holders of record of the common stock.

Dividend Policy

        The Company has never declared or paid cash dividends on its common stock and anticipates that all future earnings (for the near future) will be retained for working capital and business expansion. The payment of any future



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

dividends will be at the sole discretion of the board of directors and will depend upon, among other things, future earnings, capital requirements, the company financial condition and general business conditions. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.


ITEM 2.  LEGAL PROCEEDINGS

        None.


ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Citrin Cooperman & Company, LLP, certified public accountants were engaged by the Company on December 1, 1998 as the independent accountants. Prior to this engagement, the Company did not engage any independent accountants to review its financial statements. The Company is unaware of any disagreements or other issues which are required to be disclosed by the rules and regulations applicable to this Form 10.


ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

        The Company, on June 16, 1998, in connection with its formation and reorganization as a holding company, issued 3,930,000 shares of common stock to its founder in exchange for the outstanding stock of CM300, an Ontario corporation, in which CM300 became a wholly owned subsidiary of the Company. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act")

        The Company, on June 16, 1998, sold 320,000 shares of common stock to a then executive officer and director of the Company for $32.00, in a private offering exempt from registration under Section 4(2) of the Securities Act.

        The Company, on July 2, 1998, sold 1,330,000 shares of common stock to two investors in an offering pursuant to Rule 504 of Regulation D, under the Securities Act, at a price of $.375 per share.

        The Company, on August 5, 1998, sold 100,000 shares of common stock to a then executive officer of the Company for $10.00 in a private offering exempt from registration under Section 4(2) of the Securities Act.

        The Company, on August 16, 1998, exchanged 46,000 shares of common stock for cancellation of an outstanding debt of $23,000 to a then executive officer of the Company in a private offering exempt from registration under Section 4(2) of the Securities Act.

        The Company, on September 18, 1998, sold 186,000 shares of common stock to 27 investors in an offering pursuant to Rule 504 of Regulation D, under the Securities Act, at a price $1.125 per share.

        The Company, on October 1, 1998, sold an aggregate of 152,300 shares of common stock to seven investors in an offering pursuant to Rule 504 of

Regulation D, under the Securities Act. Of these shares, 102,300 were sold at a price of $1.125 per share and 50,000 shares were sold at a price of $.50 per share.

        The Company, on March 10, 1999, sold 40,000 shares of common stock to an investor in an offering pursuant to Rule 504 of Regulation D, under the Securities Act, at a price of $.50 per share.

        All the proceeds of the above offerings, unless otherwise indicated, were used for general working capital purposes.


ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers and directors under certain circumstances against expenses and liabilities incurred as a result of a claim against them as corporate agents and requires Delaware corporations to indemnify their officers and directors against expenses incurred in legal proceedings because of their being or having been an officer or a director, if the corporate agent is successful in his defense on the merits or otherwise in a proceeding against him.

        Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and controlling persons of the Company pursuant to the corporate law of Delaware or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered or sold, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Federal Securities laws, and will be governed by the final adjudication of such case.

        The Company does not have any directors or officers liability insurance.


        PART F/S

        The financial statements of the Company are included in this report beginning on page F-1.

                                    PART III

                         CYBER MARK INTERNATIONAL CORP.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                   YEARS ENDED
                           DECEMBER 31, 1998 AND 1997

                         CYBER MARK INTERNATIONAL CORP.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                TABLE OF CONTENTS



                                                                Page
                                                               ------

Independent Auditors' Report                                      1

Consolidated Balance Sheets                                       2

Consolidated Statements of Operations                             3

Consolidated Statements of Stockholders' Equity
 and Comprehensive Income                                         4

Consolidated Statements of Cash Flows                             5

Notes to Consolidated Financial Statements                       6-10

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Cyber Mark International Corp.

We have audited the consolidated balance sheet of Cyber Mark International Corp. as at December 31, 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Cyber Mark International Corp. as of December 31, 1997 were audited by other auditors whose report dated July 9, 1998 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Cyber Mark International Corp. as at December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                      Citran Cooperman & Company, LLP
                                      -------------------------------
                                      CERTIFIED PUBLIC ACCOUNTANTS



March 31, 1999
New York, New York

                         CYBER MARK INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997




                                     ASSETS

                                                      1998             1997
                                                    --------         --------

Current assets:
  Cash and cash equivalents                         $106,865         $
  Investment tax credits receivable                  252,401          213,306
  Accounts receivable                                 11,447           12,005
  Inventory                                           87,573          107,325
  Prepaid expenses                                    20,879
                                                   ----------         --------
6,739
         Total current assets                        479,165          339,375

Property and equipment - net                         181,688          200,062
Development costs                                                      81,758
                                                   ---------          -------

         Total assets                               $660,853         $621,195
                                                   =========         ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current:
 Bank indebtedness                                  $                $ 37,150
 Accounts payable and accrued liabilities             68,559           48,242
 Long-term debt - current portion                     76,354          101,416
 Advances from shareholder                            67,337           95,004
                                                    --------        ---------
         Total current liabilities                   212,250          281,812

Long-term debt, less current portion                 114,914          188,788
Deferred income taxes                                                  15,380
                                                    --------        ---------

         Total liabilities                           327,164          485,980
                                                    --------        ---------

Stockholders' equity:
 Capital stock                                           606              425
 Additional paid in capital                          719,948
 Cumulative translation adjustment                     4,283            1,568
 Retained earnings (deficit)                        (391,148)         133,222
                                                    --------        ---------

         Total stockholders' equity                  333,689          135,215
                                                    --------        ---------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $660,853         $621,195
                                                    ========         ========


          See accompanying notes to consolidated financial statements.

                         CYBER MARK INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEARS ENDED DECEMBER 31, 1998



                                                  1998               1997
                                                 ------             ------
Revenues:
 Sales                                         $ 288,873         $ 434,107
 Other                                            14,783            23,196
                                               ---------         ----------
                                                 303,656           457,303
Cost of sales                                    170,381           138,395
                                               ---------         ----------

Gross profit                                     133,275           318,908
                                               ---------         ----------

Expenses:
 Wages and benefits                               99,952            66,653
 Professional fees                                52,949            30,910
 Interest                                         42,580            27,554
 Rent and occupancy                               39,818            22,372
 Office and general                               33,741            18,209
 Trade shows and events                           32,761            26,074
 Marketing                                        25,585            32,987
 Bad debts                                        24,498            18,425
 Telephone                                        12,929            18,023
 Travel and entertainment                         11,510            18,146
 Automobile                                        7,233            14,721
 Insurance                                         6,497             3,712
 Consulting fees                                   5,145            33,352
 Depreciation and amortization                    49,184            32,877
 Research and development                        229,066
                                               ---------          ---------

                                                 673,448           364,015

Loss before income taxes                        (540,173)          (45,107)

Income tax provision (recovery) - deferred       (15,380)           3,530
                                               ---------         ---------

NET LOSS                                       $(524,793)       $ (48,637)
                                               =========         =========

Loss per share                                 $   (0.06)       $   (0.01)
                                               =========         =========




          See accompanying notes to consolidated financial statements.

                          CYBER MARK INTERNATONAL CORP.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                      Common Stock                                                                      Total
                                      ------------          Additional    Retained      Cumulative      Comprehen-      Share-
                                                              Paid in     Earnings      Translation     sive Income     holder's
                                     Shares      Amount       Capital     (Deficit)     Adjustment       (Loss)         Equity
                                    ---------   ---------    --------    ---------      -----------     -----------    --------
Balance - January 1, 1997           4,250,000   $     425    $           $ 181,859      $                             $182,284
Net loss                                                                   (48,637)                     $ (48,637)
Other comprehensive income:
 Cumulative translation adjustment                                                        1,568             1,568
                                                                                                         --------
 Total comprehensive loss                                                                               $ (47,069)     (47,069)
                                   ----------   ----------   ---------   ----------     -------         =========     ---------
Balance - December 31, 1997        4,250,000           425                 133,222        1,568                       135,215

Common stock issued to officer       100,000            10                                                                 10

Common stock issued in private
 placement July 2, 1998            1,330,000           133    499,947                                                 500,080

Common stock issued upon
 conversion of loan and interest      46,000             4     22,996                                                  23,000

Common stock issued in private
 placement September 18, 1998        186,000            19    119,856                                                 119,875

Common stock issued in private
 placement October 1, 1998           152,300            15     77,572                                                  77,587

Net loss                                                                  (524,793)                     $(524,793)
Other comprehensive income:
 Cumulative translation adjustment                                                       2,715              2,715
                                                                                                        ---------
 Total comprehensive loss                                                                               $(522,078)   (522,078)
                                  ---------      --------    --------    ---------     --------          =========    -------
Balance December 31, 1998         6,064,300      $    606    $720,371    $(391,571)    $ 4,283                       $333,689
                                  =========      ========    ========    =========     ========                      ========


          See accompanying notes to consolidated financial statements.
                                        4

                         CYBER MARK INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                  1998                 1997
                                                ---------           ---------
Cash flows from operating activities:
 Net loss                                      $(524,793)          $ (48,637)
Adjustments to reconcile net loss to
 net cash used by operating activities:
  Depreciation and amortization                  49,184               32,877
  Deferred income taxes                         (15,380)               3,530
Changes in assets and liabilities:
  Investment tax credits receivable             (53,405)            (112,900)
  Accounts receivable                              (248)              48,063
  Inventory                                      12,552              (90,552)
  Prepaid expenses                              (14,568)                (136)
  Accounts payable and accrued
   liabilities                                   23,520              (56,984)
                                               ----------          ----------

         Net cash used by operating
          activities                           (523,138)            (224,739)
                                               ---------           ---------

Cash flows from investing activities:
 Purchase of property and equipment             (42,528)            (134,846)
 Development costs                               76,273              (81,758)
 Loan receivable                                                      11,674
                                               ---------          ----------

         Net cash used by investing
          activities                             33,745             (204,930)
                                               ---------          ----------

Cash flows from financing activities:
 Issuance of capital stock                      720,617
 Long-term debt                                 (79,467)             290,204
 Advances from shareholder                      (21,293)              64,710
 Bank indebtedness                              (37,150)              37,150
                                               ---------          ----------

         Net cash provided by financing
          activities                            582,707              392,064
                                               ---------          ----------

Effect of exchange rate changes on cash          13,551
                                               ---------          ----------

Increase (decrease) in cash and cash
 equivalents                                    106,865              (37,605)

Cash and cash equivalents - beginning                                 37,605
                                               ---------          ----------

CASH AND CASH EQUIVALENTS - ENDING             $106,865           $
                                               =========          ==========


          See accompanying notes to consolidated financial statements.

                         CYBER MARK INTERNATIONAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Principles of consolidation

          On July 2, 1998, the shareholders of The CM 300 Corp. ("CM300") exchanged all their issued common shares for common shares of Cyber Mark International Corp. ("Cyber"). The acquisition of CM300 by Cyber is a reverse takeover whereby CM300 is identified as the acquiring company. Cyber was incorporated in Delaware in June 1998, and prior to the acquisition Cyber was inactive. The consolidated financial statements include the operations of CM300 for the years. The consolidated financial statements include the accounts of the Company and its subsidiary after eliminating all intercompany accounts and transactions.

          Cash and cash equivalents

          The Company considers all highly liquid investments with a maturity of three months or less from time of purchase to be cash equivalents.

          Inventory

          Inventory is valued at lower of cost or market. Cost is determined on the first-in-first-out basis.

          Property and equipment

          Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of the assets, usually five years. For leasehold improvements, depreciation is provided on a straight-line basis over five years.

          Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

          Financial instruments

          The Company considers the fair value of all financial instruments to be not materially different from their carrying value at year end.

                         CYBER MARK INTERNATIONAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Translation of foreign currencies

          The Company uses the local currency as the functional currency and translates all assets and liabilities at year-end exchange rates, all income and expense accounts at average rates and records adjustments resulting from the translation in a separate component of common shareholders' equity.

NOTE 2 -  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

          The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date.

          The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

NOTE 3 -  PROPERTY AND EQUIPMENT
                                                 Accumulated
                                                 Depreciation
                                                 and Amorti-    Net Book Value
                                             Cost     zation    1998     1997
                                            -------  -------  -------- --------

         Manufacturing equipment            $ 84,801 $38,337  $ 46,464 $ 61,941
         Furniture and fixtures               12,336   5,879     6,457   10,888
         Office and ship equipment            23,480   4,788    18,692   12,022
         Entertainment equipment              75,595  22,197    53,398   70,602
         Moulds                               14,932   1,493    13,439
         Software                              4,486   2,243     2,243
         Leasehold improvements               51,283  10,288    40,995   44,609
                                             ------- -------  -------- --------

                                            $266,913 $85,225  $181,688 $200,062
                                            ======== =======  ======== ========

          Depreciation expense for the years ended December 31, 1998 and 1997 amounted to $49,184 and $32,877, respectively.

                         CYBER MARK INTERNATIONAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 4 -  BANK INDEBTEDNESS

          The bank indebtedness is payable on demand, bears interest at the bank prime rate plus 1 3/4% per annum and is secured by a general security agreement and a postponement of claim signed by the shareholder.

NOTE 5 -  LONG-TERM DEBT

                                                                                          1998     1997
                                                                                       --------   ------
          Business development loan bearing interest at a rate of 5% above the bank's daily floating base interest rate, repayable in monthly installments of $2,739 and matures June, 2002. The Company is required to pay the bank additional interest in the form of a royalty of
          0.1942% on the combined sales of the Company. The royalty is payable monthly at the rate of one twelfth of .1942 percent of combined sales.
          Total royalties paid during 1998 and 1997 were $4,190 and $1,461, respectively. The loan is secured by a general security agreement, joint and several guarantees of the shareholders, assignment of shareholder loans, life insurance on the lives of the shareholders and
          assignment of property insurance                                             $131,483  $157,996

          Bank term loan bearing interest at the bank prime rate plus 3% per annum, repayable in monthly installments of $3,624, maturing May,
          2000. Monthly principal payments were deferred until September, 1998 at which time all principal payments in arrears were due. The loan is secured by a general security agreement, postponement and assignment of claim signed by the shareholder and a guarantee in the amount of
          $100,000 by the shareholder                                                    59,785  112,633

          Secured debenture payable bears interest at a rate of 15% per annum, payable quarterly commencing December 8, 1997, maturing September 7,
          1998 and secured by specific equipment of the Company. This debenture was convertible at the option of the holder at any time that the shares of the Company become freely tradeable pursuant to applicable securities legislation, prior to maturity of this debenture, into common shares of the Company at the rate of 1 share for every seventy-five cents ($0.75) of principal amount of the debenture. In

                         CYBER MARK INTERNATIONAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



NOTE 5 - LONG-TERM DEBT (CONTINUED)

          August 1998 the principal and unpaid interest were converted to 46,000 common shares of Cyber based on a modification and conversion
          agreement.                                                                               19,575
                                                                                        --------  -------

                                                                                         191,268  290,204

          Less: current portion                                                           76,354  101,416
                                                                                        --------  --------

                                                                                        $114,914 $188,788
                                                                                        ======== ========

          Principal repayments required are due as follows:

         1999                                                                                    $ 76,354
         2000                                                                                      49,174
         2001                                                                                      32,870
         2002                                                                                      32,870
                                                                                                 --------
                                                                                                 $191,268
                                                                                                 ========

NOTE 6 -  ADVANCES FROM SHAREHOLDER

          These advances are unsecured and non-interest bearing with no specific terms of repayment.

NOTE 7 - CAPITAL STOCK


                                                                                     1998     1997
                  Authorized         Issued                                          --------  --------
                  ----------         ------
                   500,000                       Preferred shares,
                                                 issuable in series,
                                                 par value $.001
                10,000,000         6,064,300     Common shares, par
                                                 value    $.0001                      $    606  $    425
                                                                                      ========  ========

          During the year ended December 31, 1998, the Company issued 1,768,300 common shares in private placements for $697,552 and converted principal debt and interest of $23,000 for 46,000 common shares. In addition, 4,250,000 common shares were issued in exchange for all the issued and outstanding shares of CM300, which has been reflected back to January 1, 1997 in the accompanying consolidated financial statements.

          During 1998, the Company adopted a plan for granting stock options to employees to purchase common stock at a price not lower than its fair market value at the respective date of grant. On August 6, 1998 options to purchase a total of 490,000 common shares at prices ranging from $.50 to $1.25 per share were granted to certain employees. The options are exercisable until three years from date of grant subject to certain conditions.

                         CYBER MARK INTERNATIONAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 7 -  CAPITAL STOCK (CONTINUED)

          The Company applies Accounting Principles Board Opinion No. 25 (Accounting for Stock Issued to Employees) and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense is recognized when options are granted. Had compensation expense been determined based on the fair market methodology prescribed SFAS No. 123 (Accounting for Stock-Based Compensation) issued by the Financial Accounting Standards Board in October, 1995, net earnings for the current year would have been reduced by approximately $29,000 for options granted during 1998. The fair value for options granted during 1998 was estimated at $.07 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility o%, risk-free interest rate of 5.25% and an expected life of 3 years.

NOTE 8 -  INCOME TAXES

          The Company's net deferred tax assets as of December 31, 1998 are estimated as follows:

          Net operating loss carryforward             $ 210,000
          Valuation allowance                          (210,000)
                                                      ---------
          Net deferred tax asset                      $      -
                                                      =========

          A valuation allowance has been applied to offset the deferred tax asset in recognition of the uncertainty that such benefits will be realized.

          At December 31, 1998, the Company has available net operating loss carryforwards for tax reporting purposes of approximately $525,000 which is available to offset future taxable income, if any. This carryforward expires in 2018. For Canadian income tax purposes, the Company has available net operating loss carryforward of approximately $549,000 which are available to offset future taxable income, if any. These carryforwards expire in 2004 and 2005. The deferred tax recovery in 1998 represents a 1997 Canadian deferred tax liability which was reversed during 1998.

NOTE 9 -  LOSS PER COMMON SHARE

          Loss per common share is based on the weighted average number of common shares outstanding during each period.

NOTE 10 - COMMITMENTS

          The Company is committed under various operating leases for occupied premises and equipment which expire in the year 2003. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) as of December 31, 1998 as are follows:

                1999                                        $  49,058
                2000                                           52,103
                2001                                           54,105
                2002                                           50,981
                2003                                            8,750
                                                           -----------
                                                             $214,997
                                       10

                         CYBER MARK INTERNATIONAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



NOTE 10 - COMMITMENTS (CONTINUED)

          Rent expense for the years ended December 31, 1998 and 1997 amounted to $39,818 and $22,372, respectively.

                                                                         Page 1
Cyber Mark International Corp.
Consolidated Balance Sheet
As at June 30, 1999 and 1998
(Unaudited)


ASSETS                                                                                 1999               1998

Current
    Cash and cash equivalents                                                  $       -           $    395,936
    Investment tax credits receivable                                                277,097            150,189
    Accounts receivable                                                               14,523             45,631
    Inventory                                                                         92,642            106,908
    Prepaid expenses                                                                  36,110              7,567
                                                                               -------------       ------------
    Total current assets                                                             420,372            706,231
    Property and equipment                                                           168,450            181,374
    Development costs                                                                  -                 79,676
                                                                               -------------       ------------

    Total assets                                                               $     588,822       $    967,281
                                                                               =============       ============

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Current
    Bank indebtedness                                                           $     21,658       $      -
    Accounts payable and accrued liabilities                                         124,886             69,093
    Long-term debt -current portion                                                   76,354            109,237
                                                                                ------------       ------------

  Total current liabilities                                                          222,898            178,330
  Long-term debt                                                                      86,442            172,609
  Advances from shareholder                                                           62,085            116,337
  Deferred income taxes                                                                -                 14,989
                                                                                ------------       ------------

  Total liabilities                                                                  371,425            482,265
                                                                                ------------       ------------

  STOCKHOLDERS' EQUITY

  Preferred stock, $.001 par value; authorized                                             0                  0
  500,000 shares, none issued or outstanding
  Common stock, $.001 par value, authorized
  10,000,000 shares; issued and outstanding
  6,104,300 and 5,580,000 respectively                                                   610                165
  Additional paid in capital                                                         739,944            499,919
  Cumulative translation adjustment                                                  (14,149)              -
  Deficit                                                                           (509,008)           (15,068)
                                                                                ------------       ------------
  Total stockholders' equity                                                         217,397            485,016
                                                                                ------------       ------------

  Total liabilities and stockholders' equity                                    $    588,822       $    967,281
                                                                                ============       ============


The accompanying notes are an integral part of these consolidated financial statements

                                                                        Page 2
  Cyber Mark International Corp.
  Consolidated Statement of Operations
  For the Six Months Ended June 30, 1999
  (Unaudited)

                                                  1999               1998


  Revenue
    Sales                                  $    189,035       $    123,183
  Other                                         107,522             15,111
                                           ------------       ------------

                                                296,557            138,294
  Cost of sales                                 120,239            106,128
                                           ------------       ------------

  Gross profit                                  176,318             32,166
                                           ------------       ------------

  Expenses
    Wages and benefits                           63,884             44,248
    Marketing                                    43,066              3,866
    Office and general                           34,675             15,942
    Rent and occupancy                           32,803             20,489
    Research & development                       27,768               -
    Professional fees                            25,449             18,369
    Interest                                     15,769             22,271
    Insurance                                     6,567              6,237
    Consulting fees                               6,346               -
    Travel and entertainment                      6,200              3,652
    Telephone                                     5,020              5,868
    Automobile                                    3,146              2,502
    Trade shows and events                        1,457              7,449
    Bad debts                                       425               -
    Amortization                                 21,180             20,386
                                           ------------       ------------

                                                293,755            171,279
                                           ------------       ------------

  Net loss                                 $   (117,437)      $   (139,113)
                                           ============       ============

  Loss per share                           $      (0.02)      $      (0.02)
                                           ============       ============


The accompanying notes are an integral part of these consolidated financial statements

                                                                         Page 3
  Cyber Mark International Corp.
  Consolidated Statement of Cash Flows
  For the Six Months Ended June 30, 1999
  (Unaudited)

                                                       1999               1998

  Cash flows from operating activities
     Net loss                                  $   (117,437)      $   (139,113)
     Adjustments to reconcile net loss to
     net cash used by operating activities
       Amortization                                 21,180             20,386
     Changes in assets and liabilities
       Investment tax credits receivable           (24,696)            57,686
       Accounts receivable                          (3,076)           (33,932)
       Inventory                                    (5,069)            (2,316)
       Prepaid expenses                            (15,231)              (999)
       Accounts payable and accrued liabilities     56,324             (2,622)
                                               -----------       ------------

  Net cash used by operating activities            (88,005)          (100,910)
                                               ------------       ------------

  Cash flows from investing activities
     Purchase of property and equipment               (913)            (6,575)
                                               ------------       ------------

  Net cash used by investing activities               (913)            (6,575)
                                               ------------       ------------

  Cash flows from financing activities

     Issuance of capital stock                      20,000            500,080
     Long-term debt                                (28,472)              (969)
     Advances from shareholder                      (5,252)            23,753
     Bank indebtedness                              21,658            (19,443)
                                               ------------       ------------

  Net cash provided by financing activities          7,934            503,421
                                               ------------       ------------


  Effect of exchange rate changes on cash          (25,881)             -
                                               ------------       ------------


  Increase (decrease) in cash and cash
  equivalents                                     (106,865)           395,936
  Cash and cash equivalents, beginning
  of period                                        106,865              -
                                               ------------       ------------

  Cash and cash equivalents, end of period    $      -           $    395,936
                                              ============       ============




The accompanying notes are an integral part of these consolidated financial statements

  Cyber Mark International Corp.
  Notes to Consolidated Financial Statements
  For the Six Months Ended June 30, 1999
  (Unaudited)


1. The financial information included herein is unaudited; however, such information reflects all adjustments, consisting solely of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the periods indicated. Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report for the twelve months ended December 31, 1998.

     The following is a summary of the significant accounting policies followed by the Company:

     Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

     Cash and cash equivalents

     The company considers all highly liquid investments with a maturity of three months or less from time of purchase to be cash equivalents.

     Inventory

     Inventory is valued at lower of cost or market. Cost is determined on the first-in-first-out basis.

     Property and equipment

     Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of the assets, usually five years. For leasehold improvements, depreciation is provided on straight-line basis over five years.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

     Financial instruments

     The company considers the fair value of all financial instruments to be not materially different from their carrying value at year end.

     Translation of foreign currencies

     The company uses the local currency as the functional currency and translates all assets and liabilities at year-end exchange rates, all income and expense accounts at average rates and records adjustments resulting from the translation in a separate component of common shareholders' equity.

                                                                         Page 5
Cyber Mark International Corp.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 1999
(Unaudited)



     Loss per common share

     Loss per common share is based on the weighted average number of common shares outstanding during each period.

ITEM 1.  INDEX TO EXHIBITS

(a)     Exhibits

        3.1*      Certificate of Incorporation of the Registrant

        3.2*      By-laws of the Registrant

        4.1*      Form of common stock Certificate of Registrant

        10.1*     1998 Performance Equity Plan

        21.1*     Subsidiaries of Registrant

        27.1*     Financial Data Schedule



*       Filed herewith.

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 3rd day of August, 1999.


                                           CYBER MARK INTERNATIONAL CORP.

                                           /S/ SAMUEL SINGAL
                                           ---------------------------------
                                           SAMUEL SINGAL
                                           President and
                                           Chief Operating Officer